Exhibit 10.1
CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER A CONFIDENTIAL TREATMENT REQUEST, PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].
DEVELOPMENT AND SUPPLY AGREEMENT
BY AND BETWEEN
LUMINEX CORPORATION
AND
RBM ACQUISITION, INC.

DEVELOPMENT AND SUPPLY AGREEMENT
     This Development and Supply Agreement (the “Agreement”), effective as of September 5, 2002 (the “Effective Date”), is entered into by and between LUMINEX CORPORATION, a Delaware corporation with principal offices at 12212 Technology Boulevard, Austin, Texas 78727 (“LUMINEX”), and RBM Acquisition, Inc., a Delaware corporation headquartered in Austin, Texas (“RBM”).
BACKGROUND
     WHEREAS, the parties have entered into that certain Asset Purchase Agreement (the “Purchase Agreement”; terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement) pursuant to which RBM is purchasing certain assets and assuming certain liabilities associated with the RBM Business (as defined below) and, in connection therewith, has issued to LUMINEX, among other consideration, nine hundred and ninety thousand (990,000) shares of Series A Preferred Stock of RBM, $.001 par value per share (the “Series A Preferred Stock”).
     WHEREAS, LUMINEX has developed Beads (defined below) for detection and quantification of analytes, either singly or in multiplexed (multiple analytes simultaneously) form and has developed the Luminex 100 System (defined below) for use with such Beads and certain intellectual property related to the RBM Business and the Field (as defined herein).
     WHEREAS, RBM is in the business of developing and commercializing testing services and reagent kit products for the pharmaceutical, diagnostics, toxicology, epidemiology and biotechnology markets, generating and selling access to a database of information from blood samples and other fluids or tissues and determining the relevance of such information and establishing an intellectual property position around the relationship of the information to health and disease including diagnostics, prognostics and therapeutics (“RBM Business”).
     WHEREAS, the parties desire that RBM develop and distribute Developed Products incorporating Tests (both defined below) for use within the Field, and that RBM distribute Luminex 100 Systems for use with such Developed Products.
     NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:
ARTICLE 1
DEFINITIONS
     1.1. “Affiliate” means any entity that directly or indirectly owns, is owned by or is under common ownership with a party hereto, where “owns” or “ownership” means direct or indirect possession and/or control of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity.
     1.2. “Actual Knowledge” means the personal knowledge of at least a director level staff of the Parties concerned.

     1.3. “Available Field(s)” means those Fields identified in Exhibit G hereto.
     1.4. “Beads” means LUMINEX’s standard fluorescently-dyed microsphere beads, including without limitation, Substitute RBM Beads (as defined in that certain Letter Agreement between the parties hereto dated September 5, 2002), supplied by LUMINEX for use with Luminex 100 Systems and made available by LUMINEX generally to customers for use in Tests.
     1.5. “Bead Specifications” means the specifications for Beads as designated by LUMINEX from time-to-time.
     1.6. “Developed Kits” means any Bead-based Kit developed by or for RBM for use in the Field.
     1.7. “Developed Products” shall mean Testing Services and Developed Kits, collectively.
     1.8. “Elected Field(s)” means those Fields identified in Exhibit H hereto.
     1.9. “End User” shall mean (i) a consumer of Developed Products that obtains Developed Products for the purpose of generating Test results on behalf of itself or third parties and not for the purpose of re-selling the Kit(s), and (ii) a purchaser or consumer of Luminex 100 Systems that obtains Luminex 100 Systems for use with Beads for internal use or for use with Kits manufactured by LUMINEX, RBM, any Subdistributor or other third party duly authorized to develop and manufacture Kits.
     1.10. “Field” means the Available Fields and Elected Fields set forth in Exhibit G and Exhibit H.
     1.11. “Field Date” means the later of the date on which (i) RBM elects a Field or (ii) LUMINEX receives the Field Fee (as defined below) for an Elected Field.
     1.12. “Human MAP Analyte Panel” means that portion of the RBM Generated Intellectual Property listed on Exhibit F under the heading “Human MAP Analyte Panel”.
     1.13. “Included Software” means all software that manipulates, organizes, compiles, captures, or similarly processes data, from the point of data entry into the Luminex 100 System to the point of fluorescent data output from the Luminex 100 System, including without limitation digital signal processing software, data acquisition software, instrument calibration operations software, instrument control firmware, graphical user interface software components, and print formatting software features. Also included in this definition of “Included Software” is all software code exposed to RBM through any interface.
     1.14. “Intellectual Property Rights” means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) Patents; (ii) all trade secrets and know-how; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications; (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications; (vi) all rights in software; (vii) any other similar rights in or arising out of Technology worldwide, in each case, whether arising under the laws of the United States or any other state, country or jurisdiction; and (viii) any goodwill associated with any of the foregoing.
     1.15. “Kit” means the combination of (i) Beads conjugated to biological reactants, (ii) standards, and (iii) other ancillary materials (e.g., buffers) intended for performance of Tests.
     1.16. “Laboratory Notebooks” means the laboratory notebooks as defined in Exhibit F attached hereto.
     1.17. “Luminex Business” means the business as described in LUMINEX’s Annual Report on Form 10-K for the year ended December 31, 2001 and any subsequent period report filed with the Securities and Exchange Commission as of the date hereof, and, without limitation, the following: research, development, manufacture, use and sale of laser based fluorescent analyte test systems and the fluorescent dyed microsphere beads for use with such test systems; research, development, manufacture and use of methods of conjugating beads to biological reactants; development of software related to the operation, calibration, data acquisition, control, interface, and other uses of such systems; obtaining intellectual property for all of the above.
     1.18. “Luminex 100 System” means a laser-based fluorescent analytical test system consisting of LUMINEX’s instrumentation marketed under the name Luminex 100 and the Software, with or without off-the-shelf computer components (selection of off-the-shelf computer components to be by LUMINEX), and any functional replacements and line extensions of the Luminex 100 System, including autosampler-based versions, in each case to the extent made available by LUMINEX generally to its customers.
     1.19. “Luminex 100 System Specifications” means the specifications for the Luminex 100 System as designated by LUMINEX from time to time in writing.
     1.20. “LUMINEX Intellectual Property Rights” means (i) patent claims to the extent such claims cover only an apparatus or composition of matter, and not a method or process; and (ii) copyrights. LUMINEX Intellectual Property Rights shall not mean nor include RBM Generated Intellectual Property.
     1.21. “Mouse 75 Analyte Panel” shall mean that portion of the RBM Generated Intellectual Property listed on Exhibit F under the heading Mouse 75 Analyte Panel.
     1.22. “Multiplexed Bead Assays” means a number of assays derived from the use of fluorescently-dyed microsphere beads in a flow based system with said assays determined substantially simultaneously on a single sample.
     1.23. “Net Sales” means the total amounts invoiced by RBM and/or Subdistributors by or on behalf of RBM to third parties and End Users for the sale or any other provision of

Developed Products, less, in the case of Developed Kits, all (i) volume discounts, rebates, and returns; (ii) customs duties, taxes (e.g., sales, excise, withholding, and value-added taxes) other than taxes based upon RBM’s income, (iii) freight, insurance and other actual direct shipment expenses; and (iv) reasonable royalties to be paid to third parties by RBM, if any, for Developed Kits components, excluding royalties payable to LUMINEX under Section 4.7.
     1.24. “Panel” means a specified series or group of Tests.
     1.25. “Patents” means any and all rights in, to, or arising out of any of the following: (i) a United States, international or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; and (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application.
     1.26. “RBM Improvement Patents” means Patents claiming inventions comprising modifications, extensions or enhancements conceived or reduced to practice by RBM to the Beads or Luminex 100 Systems or portions thereof (including without limitation Included Software) or to the manufacture or use of the Beads, Luminex 100 Systems or portions thereof (including without limitation Included Software) conceived as a direct result of use of the Beads, Luminex 100 Systems or portions thereof. “RBM Improvement Patents” specifically excludes Patent claims conceived or reduced to practice by RBM after the Closing Date and consisting of the following: (a) methods of sample preparation, (b) methods of conjugating Beads to analytes, (c) the composition of matter of the specific chemistries of the assays developed by RBM, and (d) methods of performing the assays (i.e., the protocol for the assay) (such excluded Patent claims constituting “RBM Patents”). Subject to the license set forth in Section 3.5 of this Agreement, as between RBM and LUMINEX, RBM shall own all right, title and interest in and to such RBM Patents.
     1.27. “RBM Generated Intellectual Property” means the Technology and Intellectual Property Rights related to the RBM Business and that were developed, created, conceived of, reduced to practice or otherwise generated by Transferred Employees alone or with other LUMINEX employees, while such Transferred Employees were employed by LUMINEX. Such RBM Generated Intellectual Property is set forth in, but is not limited to, Exhibit F. Subject to the licenses set forth in this Agreement, as between RBM and LUMINEX, LUMINEX shall own all right, title and interest in and to such RBM Generated Intellectual Property.
     1.28. “RBM Residuals” means any information, ideas, concepts, know-how, show-how, or techniques, which are related to, embodied in or derived from the Assets (as such term is defined in the Purchase Agreement) or the RBM Generated Intellectual Property, and which are retained in the memories of the Transferred Employees. Subject to the licenses set forth in this Agreement, as between RBM and LUMINEX, LUMINEX shall own all right, title and interest in and to such RBM Residuals.

     1.29. “Research Use” means the performance of basic research including medical research, but in all events excluding Developed Products for clinical diagnostic purposes.
     1.30. “Software” means the Included Software in machine executable object code format and Updates thereto, in each case that are made available by LUMINEX generally to its customers as part of the Luminex 100 System.
     1.31. “Specifications” means the Bead Specifications and the Luminex 100 System Specifications.
     1.32. “Technology” shall mean all technology, including all know-how, show-how, techniques, design rules, inventions (whether or not patented or patentable), algorithms, routines, software, files, databases, data compilations and collections and technical data, works of authorship, processes, devices, prototypes, schematics, test methodologies, hardware development tools, any media on which any of the foregoing is recorded and any other tangible embodiments of any of the foregoing.
     1.33. “Territory” means North America and Europe, subject to modification as provided in Section 8.5. RBM may elect the right to additional available Territories subject to the provisions set forth in Section 2.6. For clarity, references to the Territory are restricted to End Users and potential End Users residing or located within the Territory. End Users may not transfer Developed Products or Luminex 100 Systems outside of the Territory. While sales through the Internet are permissible, such sales may only be made to End Users residing or located in the Territory.
     1.34. “Test” means a single use of Beads as conjugated to biological reagents in the detection or quantification of an analyte and the results from the same.
     1.35. “Testing Services” means the performance of generating Test or Panel results on behalf of a third party that is developed by or for RBM for use within the Elected Field(s).
     1.36. “Transferred Employees” has the meaning set forth in the Purchase Agreement.
     1.37. “Updates” means error corrections and bug fixes to the Software that LUMINEX makes available generally to its customers.
ARTICLE 2
DEVELOPMENT AND COMMERCIALIZATION
     2.1. Development. RBM shall be responsible, at its expense, for all Developed Products design and development hereunder. LUMINEX shall have no obligation to develop any Developed Products, or to supply any Developed Products to RBM. Subject to the terms and conditions of this Agreement and the restrictions on indemnification set forth in Article 11 hereof, LUMINEX grants to RBM a personal, nontransferable (except pursuant to Section 12.4), royalty-bearing immunity from suit solely with respect to LUMINEX Intellectual Property Rights used in the design, development and manufacturing of Developed Products herein contemplated, provided that Developed Products are designed, developed and sold solely for use in the Elected Field(s) and subject to the End User restrictions set forth in Section 3.4 below. This immunity shall not apply to any misappropriation of trade secrets caused by a breach of the confidentiality provisions hereof. RBM’s development rights are non-exclusive.
     2.2. RBM Generated Intellectual Property License. Subject to the provisions of this Agreement and any applicable provision in the Certificate of Designations to the Series A Redeemable Preferred Stock, LUMINEX hereby grants to RBM a non-exclusive, irrevocable, transferable (subject to 2.3 below), worldwide license under all of LUMINEX’s rights in and to the RBM Generated Intellectual Property and RBM Residuals to manufacture, have manufactured, use, sell, offer for sale and import products and services, including, without limitation, the Developed Products. Other than royalties with respect to Developed Products as set forth herein, it is acknowledged and agreed that any product or service developed, manufactured, sold, or offered for sale by RBM that is within the scope of the RBM Business shall be royalty free with respect to RBM Generated Intellectual Property. It is further acknowledged and agreed that any product or service developed, manufactured, sold, or offered for sale by RBM that is not within the scope of the RBM Business but uses or is based upon, in whole or in part, the RBM Generated Intellectual Property shall be royalty bearing with respect to the RBM Generated Intellectual Property, and the parties hereto shall, as soon as commercially practicable, negotiate in good faith an appropriate royalty and other terms and conditions for such product or service that is within or covered by the RBM Generated Intellectual Property. In the event LUMINEX and RBM cannot agree upon the appropriate royalty and other terms and conditions for such product or service, either or both of them may refer the matter to binding arbitration in accordance with the then applicable rules of the American Arbitration Association (“AAA”) and its Expedited Procedure provisions, at their joint expense, and until the matter is finally determined, RBM shall continue to pay royalties under the provisions of Section 4.7.
     2.3. Restrictions on RBM. During the period from the Effective Date hereof through December 31, 2003 (the “Restricted Period”), RBM shall not disclose (except as required in the conduct of its business in the ordinary course and subject to executed confidentiality agreements), license, transfer or otherwise provide Confidential Information (as defined in Article 10 below) contained in the Laboratory Notebooks for more than twenty five (25) of the Mouse 75 Analyte Panel and fifty (50) of the Human MAP Analyte Panel in aggregate, respectively, to any third party or such third party’s Affiliates. Any disclosure to a third party of Confidential Information contained in the Laboratory Notebooks or otherwise pursuant to this Section 2.3 shall be subject to a written, executed confidentiality agreement. RBM shall have the right to request in writing LUMINEX’s written consent to sublicense or transfer more than twenty five (25) on the Mouse 75 Analyte Panel and fifty (50) on the Human MAP Analyte Panel in aggregate to any third party or such third party’s Affiliates. Additionally, RBM shall also be permitted to disclose more than twenty five (25) of the Mouse 75 Analyte Panel and fifty (50) of the Human MAP Analyte Panel, on “need to know” basis (i) to RBM’s accountants, legal representatives or financial advisors, (ii) to the extent required by applicable law, pursuant to any subpoena, court order or regulatory authority, and (iii) to a third party for the purpose of evaluating and negotiating a corporate merger, acquisition, sale of all or substantially all of the assets of the RBM Business, or a similar business transaction, it being understood and agreed that such information may only be disclosed after such third parties execute confidentiality agreements.
     2.4. Restrictions on Luminex. During the Restricted Period, LUMINEX shall not disclose, license, transfer or otherwise provide Confidential Information contained in the Laboratory Notebooks for more than twenty five (25) of the Mouse 75 Analyte Panel and fifty (50) of the Human MAP Analyte Panel in aggregate, respectively, to any third party or such third party’s Affiliates. Notwithstanding the foregoing, LUMINEX shall be permitted during the Restricted Period to disclose, license, transfer or otherwise provide the RBM Generated Intellectual Property, Technology or Intellectual Property Rights underlying or related in any way to the creation or development thereof for any reason other than as specifically set forth in the preceding sentence. Additionally, LUMINEX shall also be permitted to disclose more than twenty five (25) of the Mouse 75 Analyte Panel and fifty (50) of the Human MAP Analyte Panel, on a “need to know” basis (i) to LUMINEX’s accountants, legal representatives, or financial advisors, (ii) to the extent required by applicable law, pursuant to any subpoena, court order or regulatory authority, and (iii) to a third party for the purpose of evaluating and negotiating a corporate merger, acquisition, sale of all of substantially all of the assets of the Luminex Business, or a similar business transaction, it being understood and agreed that such information may only be disclosed after such third parties execute confidentiality agreements relating to the RBM Generated Intellectual Property.
     2.5. Commercialization within the Elected Field. As to Developed Products, RBM shall (i) obtain all regulatory approvals required, if any, for the use, sales, marketing and distribution of the Developed Products for use within the Elected Field(s) set forth on Exhibit H, and (ii) have sold any number of such Developed Products for use within the Elected Field(s) set forth on Exhibit H for which a royalty is owed pursuant to Section 4.7 in the Territory, in each of (i) and (ii) within eighteen (18) months after the Closing Date. Failure to meet both of the preceding conditions may result in termination of certain rights of RBM hereunder under Section 8.4.
     2.6. Commercialization within the Territory. As to Developed Products, RBM shall (i) obtain all regulatory approvals required, if any, for the use, sales, marketing and distribution of the Developed Products for use within the Elected Field(s) in the Territory, and (ii) have sold any number of such Developed Products for which a royalty is owed pursuant to Section 4.7 in each country in the Territory, in each of (i) and (ii) within thirty-six (36) months after the Closing Date. Failure to meet both of the preceding conditions may result in termination of certain rights of RBM hereunder under Section 8.5.
     2.7. Luminex Cooperation; Contract Manufacturing.
          (a) LUMINEX will reasonably cooperate with RBM, at RBM’s expense, to the extent LUMINEX’s participation is necessary for RBM to obtain regulatory approval for the Developed Products for use, sales, marketing and distribution within the Field in the Territory. LUMINEX will make available to RBM, without charge, such tangible written information in LUMINEX’s possession and control as is necessary to obtain regulatory approval for the Developed Products, it being understood that LUMINEX shall not be required to perform any tests or studies required for regulatory approval. Notwithstanding the foregoing, LUMINEX shall have no duty of cooperation with respect to its confidential information unless the regulatory authority in question protects such confidential information from disclosure to a degree substantially similar to that protection provided by the United States Food & Drug Administration.
          (b) LUMINEX may, at its option and in its sole discretion, at RBM’s request and on the terms acceptable to both parties, conduct initial feasibility studies and/or contract manufacturing for RBM.
     2.8. Progress Reports. RBM shall keep LUMINEX reasonably informed as to the progress of the activities undertaken pursuant to this Article 2.
     2.9. Ownership of Intellectual Property. For a period of two (2) years following the Closing Date, any invention relating to the Luminex Business (but specifically excluding any inventions relating to the RBM Business), whether or not resulting in a Patent application being filed that names RBM or any RBM employees, will be presumed to be owned by LUMINEX; provided that:
          (a) in the event RBM can conclusively prove by written documentation and in a manner satisfactory to an independent third-party patent attorney, to be approved by the reasonable mutual agreement of both parties (acting in good faith), that such an invention was not conceived or reduced to practice while the inventor thereof was employed by LUMINEX, such invention, any Patent application filed thereon and any resulting Patent(s) and other Intellectual Property Rights associated therewith shall be owned by RBM; or
          (b) if RBM cannot provide such conclusive proof, as found by the third party patent attorney, the invention, any rights to file a Patent application and any resulting Patent(s) and other Intellectual Property Rights associated therewith shall be owned by LUMINEX, provided that LUMINEX shall grant to RBM a right of first negotiation for a license for use of such inventions and resulting Patents within the Elected Field(s).
     2.10. Insurance. During the term of this Agreement, RBM shall, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability insurance with bodily injury, death and property damage limits of not less than $1,000,000 per occurrence and $4,000,000 in umbrella coverage, including product liability coverage. RBM shall cause LUMINEX to be named as an additional insured on such insurance policy. Within thirty (30) days following the Effective Date, RBM shall furnish LUMINEX with a certificate of insurance evidencing the insurance required hereunder. RBM will provide to LUMINEX (i) at least thirty (30) days prior written notice of any cancellation, termination or material change of such insurance coverage and (ii) prompt written notice of the occurrence of any event that is reasonably likely to result in a claim being made under such insurance policy.
     2.11. Mutual Cooperation. Each of the parties hereto will cooperate in timely manner with the other, and execute and deliver to the other party hereto, all such documents and instruments, and take such other reasonable actions (including reasonable assistance in determining and interpreting RBM Generated Intellectual Property), as may be reasonably requested by the other party from time to time to carry out, evidence and confirm the intended purposes of this Agreement and the Purchase Agreement. In furtherance hereof, RBM agrees through December 31, 2003, to make available to LUMINEX RBM employees, during normal business hours and upon reasonable request, to assist with the interpretation and utilization of the RBM Generated Intellectual Property (including, without limitation, the Laboratory Notebooks). Furthermore, the parties hereto acknowledge and confirm that this is a complex and unique relationship, and the parties agree to act in good faith to carry out the intent of this Agreement.
ARTICLE 3
DISTRIBUTION
     3.1. Appointment; Covenant Not to Sue. Subject to the terms and conditions of this Agreement, LUMINEX appoints RBM as a distributor to End Users and prospective End Users in the Territory of Developed Products and Luminex 100 Systems designed and sold solely for use in an Elected Field. Subject to the terms and conditions of this Agreement, LUMINEX grants to RBM a personal, nontransferable (except pursuant to Section 12.4), royalty-bearing immunity from suit under LUMINEX’s Intellectual Property Rights, with respect to the sale of Developed Products and re-sale of Luminex 100 Systems. RBM agrees not to provide or offer the Luminex 100 Systems or Developed Products to any third party if RBM has Actual Knowledge that such third party has previously used or intends to use (i) the Luminex 100 System with microspheres other than the Beads authorized by LUMINEX, (ii) the Luminex 100 System or Beads outside the Elected Field(s), (iii) the Beads in any manner other than in connection with a LUMINEX instrument, or (iv) in violation of the End User restrictions contemplated in Section 3.4 below. LUMINEX agrees to grant to End Users of Developed Products a license to use Beads in conjunction with their operation of Luminex 100 Systems pursuant to the then-current End User Licenses and Terms and Conditions contemplated in Section 3.4 below. It is understood and agreed that except as expressly provided in Section 2.1, this Section 3.1, and in Article 9 of this Agreement, no rights or licenses under LUMINEX’s Intellectual Property Rights are granted hereunder nor shall any such rights or licenses be implied from the terms hereof. The parties further acknowledge and agree that the covenant not to sue set forth in Section 2.1 and this Section 3.1 above shall not imply that purchasers of the Luminex 100 System obtain any rights under LUMINEX’s Patents and Software. Rather, LUMINEX will grant End Users the right under LUMINEX’s Patents and Software to use the Luminex 100 System with Developed Products subject to the then-current End User Licenses and Terms and Conditions described in Section 3.4 below only when such Developed Products are purchased by the End User.
     3.2. Reservation of Rights. Except as expressly permitted under this Agreement, the use by RBM of any of LUMINEX’s Intellectual Property Rights and RBM Generated Intellectual Property (collectively, the “Reserved IPR”) is authorized only for the purposes herein set forth and upon termination of this Agreement for any reason whatsoever, such authorization will cease. Nothing in this Agreement shall be deemed to restrict LUMINEX’s right to exploit Beads, Bead-based Kits or Panels, or Luminex 100 Systems. Neither RBM nor its customers shall receive any license or rights under the Reserved IPR by virtue of their purchase of Luminex 100 Systems or Developed Products other than as expressly set forth herein. RBM shall not remove, alter, cover or obfuscate any Patent markings, copyright notices or other proprietary rights notices placed on or embedded in the Beads, Software or Luminex 100

Systems, or the packaging and documentation related thereto. RBM shall mark all Developed Products sold or otherwise distributed under this Agreement in accordance with the applicable statutes and regulations relating to Patent marking of the United States and all other countries in which the Developed Products are made or sold.
     3.3. No Right to Manufacture or Modify. As between the parties, RBM acknowledges and agrees that the Software provided by LUMINEX hereunder is licensed, not sold. Beads and non-Software portions of the Luminex 100 System are sold, subject in every case to the condition that such transfer does not convey any license, expressly or by implication, to manufacture, reconstruct, modify, duplicate or otherwise copy or reproduce any of the Beads, Software or the Luminex 100 Systems. RBM shall not, and shall not permit any third party to, alter, modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble, or attempt to derive computer source code from any Luminex 100 System, Beads, Developed Products made by a party other than RBM or its Affiliates, or Software. Requests for information necessary to achieve interoperability with the Luminex 100 System shall be communicated promptly in writing to LUMINEX. LUMINEX, at its sole option, may elect to provide such information to RBM. To the extent that LUMINEX provides RBM with access to any source code to the Software (in order to permit RBM to achieve interoperability with the Luminex 100 System or to permit RBM to develop software modules that are intended to interface with the Software or otherwise), such source code shall be deemed “Confidential Information” hereunder and RBM shall return the same to LUMINEX promptly upon request. RBM will notify LUMINEX immediately upon RBM’s Actual Knowledge that RBM or any third party has engaged in any of the foregoing prohibited activities and, to the extent permitted by law, shall cease selling Developed Products to any such person or entity. RBM further agrees that the Beads and Luminex 100 System comprise a single system, and the Luminex 100 System will not be used by RBM with microspheres other than the Beads authorized by LUMINEX.
     3.4. End User Restrictions. RBM shall include a copy of the then-current applicable End User Developed Product and Software license agreements, labels and terms and conditions, a copy of which, current as of the Closing Date, is attached hereto as Exhibit A (collectively, the “End User Licenses and Terms and Conditions”) with each Developed Product sold to a customer or End User by or for RBM. RBM shall further include the End User Licenses and Terms and Conditions on every Developed Product purchase in the manner prescribed by LUMINEX. LUMINEX shall have the right to change such End User Licenses and Terms and Conditions on thirty (30) days advance written notice to RBM. RBM shall use commercially reasonable efforts to make customers and End Users aware of the End User Licenses and Terms and Conditions prior to the consummation of any sale.
     3.5. License Grant To LUMINEX. RBM hereby grants to LUMINEX a nonexclusive, perpetual, irrevocable, worldwide license, with the right to grant and authorize sublicenses, under RBM Improvement Patents, to (i) make, have made, use, import, offer for sale and sell any and all products and components; (ii) exploit any and all method or process; and (iii) otherwise exploit the RBM Improvement Patents for all purposes. Such license shall be deemed royalty-free and fully paid-up. Without limiting the foregoing provisions of this Section 3.5, LUMINEX agrees to work cooperatively with RBM to restrict the use of any RBM trade secrets which constitute Confidential Information relating to hardware or software improvements, if any, made by RBM with respect to the Luminex 100 System.

     3.6. Subdistributors. Subject to all the terms and conditions herein, RBM may appoint third parties (including Affiliates of RBM) within RBM’s normal chain of distribution to sell Developed Products in accordance with the provisions of this Article 3 (such subdistributors referred to collectively herein as “Subdistributors”); provided, that RBM shall (i) take such action as shall be reasonably necessary to advise each such Subdistributor of RBM’s confidentiality and intellectual property obligations under this Agreement, (ii) use reasonable commercial efforts to include in any agreement or contract with such Subdistributors terms substantially similar to those hereof and a provision expressly making LUMINEX a third-party beneficiary of such agreement or contract, (iii) be liable for any breach by such Subdistributors of this Agreement (as if such Subdistributors were parties to this Agreement), for any violation of applicable laws or regulations by such Subdistributors and for any improper use, infringement or misappropriation of Reserved IPR by such Subdistributors, and (iv) indemnify and hold LUMINEX harmless from and against any claims, causes of action, costs, losses or liabilities incurred by LUMINEX as a result of any such breach, violation, improper use, infringement or misappropriation. For the avoidance of doubt, in no event shall RBM provide Beads to third parties except as incorporated into Developed Products or as replacement components of Developed Products. Except as expressly provided in this Section 3.6 and Section 12.4, RBM shall have no right to assign or sublicense its rights or appoint subdistributors hereunder.
ARTICLE 4
SUPPLY, PRICING AND ROYALTIES
     4.1. Supply and Use of Beads and Luminex 100 Systems. Subject to the terms and conditions of this Agreement, RBM agrees to purchase from LUMINEX, and LUMINEX agrees to use reasonable, diligent efforts to supply to RBM, RBM’s requirements of Beads and Luminex 100 Systems. To ensure the quality, consistency and authenticity of Beads, RBM shall exclusively obtain fluorescently-dyed microsphere beads solely from LUMINEX and only use the beads with Luminex 100 Systems, unless otherwise agreed in writing by LUMINEX. RBM further agrees that it will not sell, distribute or otherwise transfer Beads to any third party if RBM knows or has reason to know that such party intends to use the Beads other than with the Luminex 100 System.
     4.2. Orders. RBM’s orders for Luminex 100 Systems and Beads shall be made pursuant to firm, written purchase orders, and shall provide for shipment in accordance with LUMINEX’s standard lead times then in effect. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED. FOR THE AVOIDANCE OF DOUBT, SUCH TERMS SHALL BE EXCLUDED NOTWITHSTANDING THE FACT THAT ANY SUCH PURCHASE ORDER, ACKNOWLEDGEMENT OR SIMILAR STANDARDIZED FORM MAY (1) HAVE COME INTO EXISTENCE AFTER THE EFFECTIVE DATE OF THIS AGREEMENT, OR (2) CONTAIN AN “INTEGRATION CLAUSE” OR SIMILAR LANGUAGE INDICATING THAT SUCH DOCUMENT SUPERCEDES AND/OR AMENDS ALL PRIOR DOCUMENTS

AND AGREEMENTS. If the two preceding sentences are held to be ineffective or unenforceable by any court of competent jurisdiction, the covenants not to sue set forth in Sections 2.1 and 3.1 hereof shall thereupon terminate, notwithstanding any other provision of this Agreement to the contrary.
     4.3. Delivery. With respect to exact shipping dates, LUMINEX shall use its reasonable efforts to ship quantities of Beads and Luminex 100 Systems in accordance with purchase orders submitted and accepted in accordance with Section 4.2 above. All Beads and Luminex 100 Systems supplied pursuant to the terms of this Agreement shall be suitably packed for shipment by LUMINEX and marked for shipment to the RBM facility indicated in the RBM purchase order. All Beads and Luminex 100 Systems will be shipped F.O.B. (U.C.C.) the shipping point designated by LUMINEX. The carrier shall be selected by agreement between LUMINEX and RBM, provided that in the event no such agreement is reached, LUMINEX shall select the carrier. All shipping and insurance costs, as well as any special packaging expenses, shall be paid by RBM.
     4.4. Cancellation or Rescheduling. In the event that LUMINEX does not ship a Luminex 100 System or Beads in accordance with the delivery date set forth in the purchase order for such Luminex 100 System or Beads, RBM may reschedule or cancel such orders without penalty and at no cost to RBM upon two (2) days written notice to LUMINEX. RBM will be responsible for the following cancellation charges when canceling any purchase order less than fifteen (15) days prior to the scheduled shipping date other than as provided above in this Section 4.4: the cost of any Beads or Luminex 100 Systems completed before LUMINEX received and accepted the notice canceling the purchase order, provided such Beads or Luminex 100 Systems were assembled to fulfill the canceled purchase order.
     4.5. Acceptance. LUMINEX will acknowledge all purchase orders received by LUMINEX from RBM. All purchase orders provided to LUMINEX by RBM hereunder shall include a shipping date (“Purchase Order Delivery Date”), and deliveries shall be in accordance with the terms of the purchase order so accepted by LUMINEX. All shipments and all shipping and other charges shall be deemed correct unless LUMINEX receives from RBM, no later than thirty (30) days after RBM’s receipt of a given shipment, a written notice specifying the shipment, the purchase order number, and the nature of the discrepancy between the order and the shipment or the nature of the discrepancy in the shipping or other charges, as applicable. LUMINEX agrees to replace, at no additional expense to RBM, any Beads or Luminex 100 Systems which fail to conform in any material respect to the Bead Specifications or Luminex 100 System Specifications, respectively, with Beads or Luminex 100 Systems which conform to the Bead Specifications or Luminex 100 System Specifications, respectively. LUMINEX may analyze any Beads or Luminex 100 Systems rejected by RBM for nonconformity and if it is objectively established that the Beads or Luminex 100 Systems were conforming in all material respects, then RBM shall be responsible for payment for such Beads or Luminex 100 Systems. RBM shall, at LUMINEX’s option, return to LUMINEX or destroy, and provide written certification of destruction, all Beads which do not conform to the Bead Specifications, and RBM shall return to LUMINEX all Luminex 100 Systems which do not conform to the Luminex 100 System Specifications. All returns shall be in accordance with LUMINEX’s written instructions and shall be at LUMINEX’s expense if the Luminex 100 System and/or Beads are confirmed by LUMINEX as defective.

     4.6. Changes to Bead Specifications. Following the Closing Date, LUMINEX shall not, without the prior consent of RBM, make changes to Beads that would adversely affect the performance, functionality or reliability of Beads delivered to RBM hereunder. Requests for such consent shall be submitted to RBM at least ninety (90) days prior to the proposed implementation date of any such modification. RBM shall have the option to accept or reject such modifications in whole or in part, provided RBM conclusively demonstrates, in LUMINEX’s sole but reasonable opinion, that such proposed change to the Bead adversely affects the performance, functionality or reliability of Beads delivered to RBM. Notwithstanding the foregoing, if RBM does not notify LUMINEX in writing of its rejection of such modification within sixty (60) days of LUMINEX’s written request, LUMINEX will have the option, in its sole discretion, to make such modifications without RBM’s prior written consent.
     4.7. Pricing and Royalties.
          (a) Bead Pricing. RBM shall pay LUMINEX for Beads purchased according to the prices set forth on Exhibit D (the “Bead Prices”). The Bead Prices set forth on Exhibit D will be effective during the first two (2) years of this Agreement. Thereafter, during the term of this Agreement, the parties agree to negotiate in good faith Bead prices based upon (i) Luminex’s then current list Bead prices for similarly situated third party customers and (ii) the volume of Bead purchases. Notwithstanding the foregoing, the Parties agree to negotiate an equitable adjustment to the fees for Beads in the event of an increase in Luminex’s cost of Beads or components thereof purchased from a third party supplier.
          (b) Testing Services Royalties. RBM shall pay to LUMINEX [***] of Testing Services Net Sales (“Testing Services Royalties”) for so long as the Series A Preferred Stock remains outstanding and held by LUMINEX. Following the complete redemption of all Series A Preferred Stock issued to LUMINEX, the Testing Services Royalties payable to LUMINEX set forth in the preceding sentence shall be reduced to [***] of Net Sales of the Testing Services (the “Base Testing Services Royalty Amount”).
          (c) Developed Kit Royalties. RBM shall pay to LUMINEX [***] of Developed Kit Net Sales (“Developed Kit Royalties”) for so long as any of the Series A Preferred Stock issued to LUMINEX remains outstanding and held by LUMINEX. Following the complete redemption of all Series A Preferred Stock issued to LUMINEX, the Developed Kit Royalties payable to LUMINEX set forth in the preceding sentence shall be reduced to [***] of Net Sales of the Developed Kits (the “Base Developed Kit Royalty Amount”).
          (d) Basis of Reduction of Royalties. For so long as any share of Series A Preferred Stock issued to LUMINEX is outstanding and held by LUMINEX, the cash amount of Developed Kit Royalties and Testing Services Royalties above the Base Testing Services Royalty Amount and the Base Developed Kit Royalty Amount, as the case may be, shall be applied (i) first, to a reduction of accrued but unpaid dividends on the Series A Preferred Stock held by LUMINEX; and (ii) second, if all dividends are paid in full, then to a redemption of Series A Preferred Stock held by LUMINEX.

          (e) Payment for Initial Elected Field Election of Additional Fields. Within thirty (30) days of the Effective Date, RBM shall pay to LUMINEX a one-time fee in the amount of [***] (“Initial Field Payment”) to retain the ability to elect Fields from Exhibit G (“Available Fields”) and place one Elected Field on Exhibit H (“Elected Fields”). The Initial Field Payment shall be nonrefundable and shall be creditable against any fees or royalties owed to LUMINEX hereunder, Testing Services Royalties or Developed Kit Royalties; provided, however, the Initial Field Fee shall not be creditable against the purchase price of any items and services under this Agreement, including without limitation LUMINEX 100 Systems or Beads purchased by RBM. In the event that RBM elects additional Fields from the Available Fields, then RBM shall pay to LUMINEX a nonrefundable Field fee of [***] for each such additional Field (“Field Fee”). Notwithstanding the foregoing, the election to add Available Fields shall be subject to the Field being available generally to LUMINEX customers. Such additional Field Fees for additional Fields shall be fully creditable against Developed Product Royalties for three (3) years following the Field Date; provided however, the Field Fee shall not be creditable against the purchase price of any items or services under this Agreement, including without limitation LUMINEX 100 Systems or Beads purchased by RBM.
          (f) Luminex 100 System Pricing. RBM shall pay LUMINEX the amount set forth in Exhibit B hereto for each unit of the Luminex 100 System (“System Purchase Price”). The System Purchase Price will be effective during the first two (2) years of this Agreement, after which time LUMINEX may, at its option, increase the System Purchase Price effective on thirty (30) days written notice to RBM, provided that such increases may occur no more frequently than once per year. Notwithstanding the foregoing, the Parties agree to negotiate an equitable adjustment to the fees for the System Purchase Price in the event of an increase in LUMINEX’s cost of the Luminex 100 System or components thereof purchased from a third party supplier.
     4.8. Conflicts of Interest. It is understood and agreed that RBM may sell the Developed Products or Luminex 100 Systems to End Users (or Subdistributors) who purchase other products and services marketed by RBM, and as a result, a conflict of interest may arise. RBM agrees that RBM shall not discount Developed Products in order to achieve higher sales of, or a higher sales price for, another product or service marketed by RBM, to a greater degree than RBM generally discounts the price of other products or services marketed by RBM to a third party. RBM further agrees that RBM will not price, discount, bundle, market, promote or distribute the Developed Products in a manner that would disadvantage the Developed Products in comparison with such other products or services marketed by RBM.
     4.9. Invoice. LUMINEX shall submit an invoice to RBM upon shipment of Beads or Luminex 100 Systems ordered by RBM hereunder. All invoices shall be sent to the address as specified in the purchase order therefor or other address as designated by RBM in writing, and each such invoice shall state the fees due for Beads or Luminex 100 Systems in a given shipment, plus any insurance, taxes or other costs incident to the purchase or shipment initially paid by LUMINEX but to be borne by RBM hereunder.
     4.10. Reporting and Payment. Payment of the Bead Prices and the System Purchase Price shall be made within thirty (30) days of RBM’s receipt of an invoice therefor. Within ten

(10) days of the end of a given calendar quarter, RBM shall submit to LUMINEX a written report estimating the amount of Testing Services Royalties and Developed Kit Royalties payable to LUMINEX for the prior calendar quarter. Forty-five (45) days from the date of such report, RBM shall pay LUMINEX the full amount of Testing Services Royalties (or Base Testing Services Royalties, if applicable) and Developed Kit Royalties (or Base Developed Kit Royalties, if applicable) due for the prior calendar quarter and include a full report setting forth the amount of royalties payable to LUMINEX for such calendar quarter and all supporting data and calculations used by RBM to compute such royalties (“Royalty Report”). Such Royalty Report shall also provide to LUMINEX an allocation of such payments that (i) constitute service or product revenue, (ii) constitute a dividend payment, or (iii) constitute a redemption of Series A Preferred Stock. All payments hereunder shall be made in U.S. Dollars in the United States by: (i) direct bank transfer to an account designated in LUMINEX’s invoice, (ii) check, or (iii) other form of payment acceptable to and approved in advance by LUMINEX. In the event that RBM is unable to make such payments in the United States, due solely to its inability to export funds from a country of the Territory, RBM shall notify LUMINEX immediately, and if so instructed by LUMINEX, deposit all monies due LUMINEX in an account of LUMINEX in a local bank of LUMINEX’s choice within the Territory. Any late payments shall bear interest at the rate of one percent (1.0%) per month or the highest rate permitted under applicable law, whichever is less, based on the number of days overdue.
     4.11. Taxes.
          (a) Any and all amounts payable hereunder do not include any government taxes (including without limitation sales, use, excise, and value added taxes) or duties imposed by any governmental agency that are applicable to the export, import, or purchase of the Beads or the Luminex 100 Systems (other than taxes on the net income of LUMINEX), and RBM shall bear all such taxes and duties. When LUMINEX has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to RBM’s invoice and paid by RBM, unless RBM provides LUMINEX with a valid tax exemption certificate authorized by the appropriate taxing authority.
          (b) All payments by RBM specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments to LUMINEX shall be the sole responsibility of RBM. RBM shall provide LUMINEX with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by LUMINEX to establish that such taxes have been paid. If LUMINEX uses a foreign tax credit received by LUMINEX as a result of the payment of withholding taxes by RBM and thereby reduces the amount of U.S. income tax that LUMINEX otherwise would have paid, LUMINEX shall refund to RBM the amount of such reduction with respect to such foreign tax credit.
     4.12. Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable under this Agreement, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported by The Wall Street Journal (New York Edition) for the last business day of the calendar month to which such payment pertains.

     4.13. Records; Inspection. RBM shall keep complete, true and accurate books of accounts and records for the purpose of determining the amounts payable under this Article 4 for at least three (3) years following the end of the calendar quarter to which they pertain. Such books and records will be open for inspection during such three (3)-year period by an independent auditor chosen by LUMINEX at RBM’s site for the purpose of verifying the amounts payable by RBM under this Article 4. The foregoing right shall be subject to such auditor executing a confidentiality agreement with RBM. Such on-site inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 4.13 shall be at the expense of LUMINEX, unless a variation or error producing an underpayment in amounts payable exceeding five percent (5%) of the amount paid for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by RBM, together with interest as specified in Section 4.10 above. The parties will endeavor to minimize disruption of RBM’s normal business activities to the extent reasonably practicable.
     4.14. Forecasts. Within thirty (30) days prior to the end of each calendar quarter, RBM shall provide LUMINEX a rolling six-month forecast of delivery requirements of Beads and Luminex 100 Systems for the next two succeeding calendar quarters (“Forecast”). The Forecasts shall constitute RBM’s good faith estimates of RBM’s requirements, but shall be nonbinding upon either party.
     4.15. Manufacturing Capacity.
          (a) Back-Up Manufacturing Right. A “Supply Failure” shall mean a failure, in any two (2) consecutive calendar quarters, beginning at least six (6) months after RBM’s first commercial sale of a Developed Product, to supply RBM with at least seventy-five percent (75%) of the aggregate quantity of Beads or Luminex 100 Systems, as applicable, ordered pursuant to Section 4.2 by RBM for such two (2) consecutive calendar quarters. Notwithstanding the foregoing, in the event that an order by RBM is fifty percent (50%) or more than the amount forecasted in the most recent previous Forecast, LUMINEX will use commercially reasonable efforts to fulfill the order, but in no event shall any failure on the part of LUMINEX to fulfill such an order be deemed a Supply Failure. In the event of such Supply Failure, RBM shall have a back-up supply right as set forth below (the “Back-Up Right”) subject to the additional terms and conditions set forth below or in the Escrow Agreement (as identified below).
          (b) Escrow. The parties will start negotiating a beneficiary designation agreement adding RBM to the escrow agreement attached hereto as Exhibit E (the “Escrow Agreement”) within ninety (90) days of the execution of this Agreement. LUMINEX agrees to deposit, subject to Section 4.15(c) below, in the technology escrow account with the third party escrow agent under the Escrow Agreement all technical information, know-how, supplier lists, bill of materials and related information covering Beads and Luminex 100 Systems that is owned or controlled by LUMINEX and is necessary for the manufacture of Beads and Luminex 100 Systems but in all events excluding Software source code (the “Escrowed Materials”). For purposes of this Section 4.15(b), “control” means the ability to grant the rights set forth in Section 4.15(c) without payment of royalties or other consideration to third parties. The

Escrowed Materials are to be released to RBM in the event of a Supply Failure, all as to be specified in more detail in the Escrow Agreement.
          (c) Rights. Upon the occurrence of a Supply Failure, the immunity from suit granted under Section 3.1 shall include the right to manufacture Beads and Luminex 100 Systems. Upon the occurrence of a Supply Failure, at RBM’s option, RBM may manufacture or have manufactured, such percentage of RBM’s requirements for Luminex 100 Systems and Beads as LUMINEX has failed to supply at royalty rates to be negotiated in good faith by the parties; provided that in the event that RBM elects to exercise this option, LUMINEX shall have no further obligation to supply such quantities of Beads or Luminex 100 Systems to RBM. In the event that LUMINEX cures its Supply Failure, LUMINEX may terminate the rights provided to RBM under this Section 4.15(c) upon thirty (30) days written notice to RBM.
ARTICLE 5
EXCLUSIVITY OF EFFORTS AND COMPLIANCE WITH LAWS
     5.1. Exclusivity of Efforts. To avoid conflicts of interest, RBM and its Affiliates will not utilize, develop, manufacture, market, sell or otherwise distribute any materials, technologies or products that are used in performing Multiplexed Bead Assays other than Luminex 100 Systems, Beads and Developed Products. In addition, RBM agrees that except for performing its development obligations pursuant to Section 2.1, RBM will not directly or indirectly utilize or develop any materials, technologies or products that are used in performing Multiplexed Bead Assays.
     5.2. Compliance with Laws. The parties agree to cooperate, including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. RBM warrants that it will comply in all material respects with applicable laws and regulations governing imports and exports in effect from time to time. LUMINEX warrants that it will comply in all material respects with applicable laws and regulations of the United States and all countries in Europe governing imports and exports in effect from time to time. In performing this Agreement, each party shall comply with all applicable treaties, laws and regulations and shall not be required or permitted under this Agreement if such performance or omission would violate the provisions of any such treaty, law or regulation. Accordingly, RBM shall also manufacture Developed Products in accordance with applicable regulations, as the same may be amended from time to time.
ARTICLE 6
MAINTENANCE, SUPPORT AND TRAINING
     6.1. Maintenance and Support. RBM will provide front-line support to End Users of the Developed Products purchased from it. LUMINEX will provide maintenance for Luminex 100 Systems at customer sites, if required and as requested by RBM, such maintenance to be charged on a time and materials basis (including travel) to be set by LUMINEX yearly during the term hereof. LUMINEX shall have the right to discontinue such back-up support upon reasonable notice to RBM.
     6.2. Training. At RBM’s request, LUMINEX will provide a two-day training course in use of the Luminex 100 System to End User purchasers of the Luminex 100 System, including lunch and study materials, at LUMINEX’s facilities in Austin, Texas. For each Luminex 100 System purchased, such training course will be provided free of charge to one individual, provided that such training occurs within six (6) months of following the shipment of such Luminex 100 System. The cost for each additional person attending the training will be LUMINEX’s standard charge for such training.
ARTICLE 7
WARRANTIES
     7.1. Limitations. THE WARRANTY SET FORTH IN THIS ARTICLE 7 IS APPLICABLE ONLY TO LUMINEX 100 SYSTEMS, BEADS AND OTHER LUMINEX PRODUCTS, EXCLUDING RBM GENERATED INTELLECTUAL PROPERTY, (COLLECTIVELY REFERRED TO HEREIN AS, “PRODUCTS”) INITIALLY SOLD AND THEREAFTER LOCATED IN NORTH AMERICA AND THE COUNTRIES THAT COMPRISE THE EUROPEAN UNION. LUMINEX MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE RBM GENERATED INTELLECTUAL PROPERTY, WHICH IS LICENSED HEREUNDER ON AN “AS IS, WHERE IS” BASIS. FURTHERMORE, LUMINEX MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCTS SOLD, DISTRIBUTED, LOCATED OR USED OUTSIDE OF NORTH AMERICA AND THE COUNTRIES THAT COMPRISE THE EUROPEAN UNION. PRODUCTS SOLD OUTSIDE OF NORTH AMERICA AND THE COUNTRIES THAT COMPRISE THE EUROPEAN UNION ARE SOLD ONLY ON AN “AS IS, WHERE IS” BASIS. TO THE EXTENT THAT THE FOREGOING DISCLAIMERS ARE INVALID OR UNENFORCEABLE UNDER THE LAWS OF ANY JURISDICTION, THE WARRANTY, DISCLAIMER, LIMITATION OF LIABILITY AND OTHER PROVISIONS SET FORTH BELOW SHALL THEREUPON BE EFFECTIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.
     7.2. Limited Warranty. LUMINEX warrants that the Products shall conform in all material respects to the applicable specifications therefor as provided to RBM by LUMINEX through LUMINEX’s designated product specifications. THIS WARRANTY IS EXCLUSIVE AND LUMINEX MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. LUMINEX’s warranties made in connection with this sale shall not be effective if LUMINEX has determined, in its sole discretion, that RBM or any End User has misused, improperly installed, operated, maintained or repaired the Products in any manner, has failed to used the Products in accordance with industry standards or practices, has failed to use the Products in accordance with instructions, if any, furnished by LUMINEX or has installed any software on the Luminex 100 System. LUMINEX makes no warranty, express or implied, including any implied warranty of merchantability or fitness for a particular purpose with respect to the RBM Generated Intellectual Property, which is licensed hereunder on an “as is, where is” basis.

     7.3. Exclusive Remedy. LUMINEX’S SOLE AND EXCLUSIVE LIABILITY AND RBM’S OR ANY END USER’S EXCLUSIVE REMEDY WITH RESPECT TO PRODUCTS PROVED TO LUMINEX’S REASONABLE SATISFACTION TO BE DEFECTIVE OR NONCONFORMING SHALL BE REPLACEMENT OF SUCH PRODUCTS WITHOUT CHARGE OR REFUND OF THE PURCHASE PRICE, IN LUMINEX’S SOLE DISCRETION, UPON THE RETURN OF SUCH PRODUCTS IN ACCORDANCE WITH LUMINEX’S INSTRUCTIONS. LUMINEX SHALL NOT IN ANY EVENT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND RESULTING FROM ANY USE OR FAILURE OF THE PRODUCTS, EVEN IF LUMINEX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE INCLUDING, WITHOUT LIMITATION, LIABILITY FOR LOSS OF WORK IN PROGRESS, DOWN TIME, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS, LOSS OF PRODUCTS OF RBM OR OTHER USE OR ANY LIABILITY OF RBM TO A THIRD PARTY ON ACCOUNT OF SUCH LOSS, OR FOR ANY LABOR OR ANY OTHER EXPENSE, DAMAGE OR LOSS OCCASIONED BY SUCH PRODUCT, INCLUDING PERSONAL INJURY OR PROPERTY DAMAGE UNLESS SUCH PERSONAL INJURY OR PROPERTY DAMAGE IS CAUSED BY LUMINEX’S GROSS NEGLIGENCE. ANY ACTION FOR BREACH OF CONTRACT WITH RESPECT TO ALL PRODUCTS SOLD HEREUNDER SHALL BE COMMENCED, AND ANY CLAIMS FOR BREACH OF CONTRACT MUST BE RECEIVED, WITHIN ONE (1) YEAR OF SHIPMENT, REGARDLESS OF THEIR NATURE. THE LIMITATIONS OF WARRANTY AND LIABILITY SET FORTH HEREIN SHALL SURVIVE THE CANCELLATION, COMPLETION OR OTHER TERMINATION OF THIS CONTRACT FOR ANY REASON.
     7.4. RBM’s Warranties. RBM agrees not to represent the Beads or Luminex 100 System in a manner that is inconsistent with the applicable Specifications or otherwise misrepresent the Beads or Luminex 100 System. RBM warrants to LUMINEX as of the Closing Date that RBM is unaware of any provisions in the End User Agreements or this Agreement that would be unenforceable or fail to achieve their essential purpose under prevailing laws in the Territory. RBM agrees to act in good faith to carry out the provisions of this Agreement and to utilize the Luminex 100 System and Beads for the RBM Business pursuant to the terms and conditions hereof.
ARTICLE 8
TERM AND TERMINATION
     8.1. Term. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until the later of (a) the life of the LUMINEX Intellectual Property Rights, or (b) the life of the RBM Generated Intellectual Property Rights (the “Term”).
     8.2. Termination Shall Not Affect Royalties. Notwithstanding anything herein to the contrary, termination of this Agreement shall not relieve RBM of its obligation to pay LUMINEX royalties under Article 4 hereof for so long as RBM continues to receive revenues from third parties for the provision of Testing Services, Net Sales from Developed Kits or as otherwise contemplated by Section 2.2, as the case may be; provided that, in no event shall RBM be obligated to pay LUMINEX royalties if a material portion (in the joint opinion of LUMINEX and RBM) of the Patents in the LUMINEX Intellectual Property Rights or RBM Generated

Intellectual Property, as the case may be, expire, have been terminated or abandoned or invalidated, unless, despite termination, abandonment or invalidation of a material portion of Patents in the LUMINEX Intellectual Property Rights or RBM Generated Intellectual Property, as the case may be, the Testing Services and Developed Kits or royalties contemplated in Section 2.2 hereof are still covered by material claims in those remaining Patent or Patents in the LUMINEX Intellectual Property Rights or RBM Generated Intellectual Property, as the case may be, that were not terminated, abandoned or invalidated. In the event LUMINEX and RBM cannot agree upon the issue of materiality set forth above, either or both of them may refer the matter to binding arbitration in accordance with the then applicable rules of the AAA, at their joint expense, and until the matter is finally determined, RBM shall continue to pay royalties under the provisions of Section 4.7 or Section 2.2, as the case may be, subject to refund based upon the arbitrators’ determination, if applicable.
     8.3. Termination for Breach. This Agreement may be terminated by written notice of termination to the other party effective immediately: (i) by LUMINEX if RBM breaches Section 2.3 (RBM Restrictions), Section 5.1 (Exclusivity of Effort), or termination pursuant to Sections 8.4 or 8.5 (Failure to Commercialize); and (ii) by RBM if LUMINEX breaches Section 2.4 (Restrictions on Luminex). In addition, either party may terminate this Agreement if the other party breaches any material term or condition of this Agreement and fails to remedy the breach within ninety (90) days, with the exception of Section 4.7 (Royalties) for which the cure period shall be thirty (30) days, after being given written notice of such breach and intent of the non-breaching party to terminate.
     8.4. Termination for Failure to Commercialize within an Elected Field. If RBM fails to meet all the terms and conditions of Section 2.5 regarding commercialization in each Field, then LUMINEX, at its sole discretion, may terminate the Agreement, but only with respect to the particular Elected Field as to which RBM failed to meet the Section 2.5 conditions; and subject to six (6) months prior written notice by LUMINEX to RBM of its intent to terminate, and RBM’s failure to comply with Section 2.5 within such six (6) month period.
     8.5. Termination for Failure to Commercialize within the Territory. If RBM fails to meet all the terms and conditions of Section 2.6 regarding commercialization in an individual country or countries within the Territory, then LUMINEX, at its sole discretion, may terminate this Agreement, but only with respect to the particular country or countries in which RBM failed to meet the Section 2.6 conditions; and subject to six (6) months prior written notice by LUMINEX to RBM of its intent to terminate, and RBM’s failure to comply with Section 2.6 within such six (6) month period.
     8.6. Liquidated Damages for Disclosure In Violation of Section 2.4. In the event that RBM contends that LUMINEX has disclosed Confidential Information (as defined in Article 10 below) in violation of Section 2.4 hereof, LUMINEX shall only be deemed in breach of Section 2.4 on the date on which a final determination is rendered by a panel of three arbitrators in accordance with the then applicable rules of the AAA and its Expedited Procedure provisions that LUMINEX has, in fact, willfully and intentionally breached Section 2.4 through a person or persons who at such time of the breach is/are officers of Luminex (or who acted at the direction of officers) and such action is not the act of one or more persons acting expressly against

LUMINEX policy (i.e. an intentional “bad actor” expressly acting against the intentions of Luminex, as an entity), then the remedy shall be (i) Section 5.1 hereof shall terminate immediately, (ii) cancellation in its entirety of all outstanding Series A Redeemable Preferred Stock of RBM and accrued but unpaid dividends held by LUMINEX and (iii) an amount payable to RBM equal to fifty percent (50%) of any payment made to LUMINEX by a third party in connection with the disclosure, license, transfer or other provision of Confidential Information in violation of Section 2.4. The remedies above constitute liquidated damages and with respect to a violation of Section 2.4 of the Agreement and, except as set forth in Section 8.3, are the sole remedies for violation of such section and such remedies shall not be limited by Section 12.6.
     8.7. Effect of Termination or Expiration. It is understood that termination of this Agreement shall not relieve a party from any liability that, at the time of such termination, has already accrued to the other party. The following sections shall survive the expiration or termination, for any reason, of this Agreement: Articles 1 (to the extent referenced in other surviving sections), 7 (Warranties), 10 (Confidentiality), 11 (Indemnification), 12 (Miscellaneous), and Sections 2.2 (RBM Generated IP License), 2.9 (Ownership of Intellectual Property ), 3.2 (Reservation of Rights), 3.3 (No Right to Manufacture or Modify), 3.4 (End User Restrictions), 3.5 (Luminex License), 3.6 (Subdistributors), 4.13 (Records; Inspection), 8.2 (Termination Shall Not Affect Royalties), 8.6 (Liquidated Damages for Disclosure in Violation of Section 2.4), 8.8 (Termination), and this Section 8.7 (Effect of Termination/Expiration). All other Sections shall terminate upon the expiration or termination, for any reason, of this Agreement except as provided in Sections 8.8 below. Except as otherwise expressly provided in this Article 8, all other rights and obligations of the parties shall terminate upon termination of this Agreement.
     8.8. Rights Upon Termination by Either Party. In the event of termination of the Agreement by either party pursuant to Section 8.3: (a) RBM may, at RBM’s option, sell Luminex 100 Systems and Developed Products existing in its inventory as of the effective date of termination of this Agreement (provided that the applicable Testing Services Royalties and Developed Kit Royalties are paid to LUMINEX pursuant to Section 4.7); and (b) in addition to the provisions in Section 8.7, the provisions of Sections 3.1 (immunity from suit), 2.3 (Restrictions on RBM), 2.4 (Restrictions on LUMINEX), 4.2 (Orders), 4.7 (Pricing and Royalties), 4.8 (Conflicts of Interest), 4.10 (Reporting and Payment), and 4.11 (Taxes) shall survive but only during the period during which RBM has a continuing right to sell Developed Products and/or Luminex 100 Systems pursuant to subparagraph 8.8(a) above.

ARTICLE 9
LUMINEX TRADEMARKS
     9.1. Trademarks. Subject to the provisions of this Article 9, during the term of this Agreement, RBM shall advertise the Beads and Luminex 100 System under the trademarks, marks, and trade names of LUMINEX set forth in Exhibit C, as same may be amended in writing by LUMINEX from time to time (“LUMINEX’s Trademarks”), in a manner agreed upon in writing by the parties. RBM’s use of the LUMINEX’s Trademarks in connection with the branding of Developed Products shall be subject to LUMINEX’s prior inspection and written approval. RBM shall not modify LUMINEX’s branding of Luminex 100 Systems. All representations of LUMINEX’s Trademarks that RBM intends to use shall first be submitted to LUMINEX for approval (which shall not be unreasonably withheld) of design, color and other details, or shall be exact copies of those used by LUMINEX. RBM shall fully comply with all guidelines, if any, communicated by LUMINEX concerning the use of LUMINEX’s Trademarks. LUMINEX may modify any LUMINEX Trademarks, or substitute an alternative mark for any LUMINEX Trademark, upon sixty (60) days prior notice to RBM.
     9.2. Use. RBM shall not alter or remove any of LUMINEX’s Trademarks affixed to or otherwise contained on or within the Luminex 100 Systems, the Beads or the packaging or documentation therefor. All uses of LUMINEX’s Trademarks will inure solely to LUMINEX, RBM shall obtain no rights with respect to any of LUMINEX’s Trademarks, other than as expressly set forth herein, and RBM irrevocably assigns to LUMINEX all such right, title and interest, if any, in any of LUMINEX’s Trademarks. At no time during or after the term of this Agreement may RBM challenge or assist others to challenge LUMINEX’s Trademarks (except to the extent expressly required by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of LUMINEX. LUMINEX and RBM shall enter into registered user agreements with respect to the LUMINEX’s Trademarks pursuant to applicable trademark law requirements worldwide. RBM shall be responsible for proper filing of the registered user agreement with government authorities for those countries listed in the Territory and shall pay all costs or fees associated with such filing.
ARTICLE 10
CONFIDENTIALITY
     10.1. Non-Disclosure. For purposes of this Agreement, “Confidential Information” includes, without limitation, technical information, know-how, customers, marketing strategies, business practices and any other confidential or proprietary information relating to the business, products, technology or finances of a party hereto and designated in writing at the time of disclosure as “Confidential” or, in the event of oral disclosure, confirmed to be “Confidential” in writing within thirty (30) days after the initial oral disclosure, or any information of a third party that has disclosed the information under a confidentiality arrangement with a party hereto. Notwithstanding the foregoing, all information disclosed by LUMINEX with respect to the Luminex 100 System, Beads or RBM Generated Intellectual Property or any portion thereof shall be deemed “Confidential Information” of LUMINEX. Except as permitted under this Agreement, each party will keep completely confidential and will not publish or otherwise disclose (except to its Affiliates, employees, agents or consultants having a need to know) and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other party disclosed during the term of this Agreement. Notwithstanding the generality of the foregoing, except as expressly permitted under this Agreement, each party shall (a) hold all Confidential Information received from the other party in strict confidence; (b) use the Confidential Information only in connection with performance under this Agreement; (c) reproduce the Confidential Information only to the extent necessary for the purpose set forth in (b); (d) not provide, disclose, permit to be disclosed, or otherwise make available such Confidential Information, directly or indirectly, to any third party without the prior written approval of the other party or as permitted by law; (e) reasonably maintain Confidential Information in an appropriate and secure environment, both physically and electronically; (f) take reasonable measures to protect the confidentiality of and avoid disclosure, loss or use of the Confidential Information in order to prevent it from falling into the public domain or the possession of any third party; and (g) notify the other party in writing of any loss, misuse or misappropriation of the Confidential Information which may come to the party’s attention. Each party will use at least the same standard of care as it uses to protect its own proprietary or confidential information to ensure that its Affiliates, employees, agents and consultants do not disclose or make unauthorized use of the Confidential Information, but in no event less than reasonable care.
     10.2. Exceptions. Confidential Information shall not include any information which the receiving party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a third party having the legal right to do so and without restriction on disclosure; (d) is independently developed by the receiving party without the aid, application or use of the Confidential Information; or (e) is required to be disclosed by law or court order.
ARTICLE 11
INDEMNIFICATION
     11.1. LUMINEX Indemnity. LUMINEX shall defend and/or settle any claim, complaint, suit, proceeding or cause of action (collectively and individually referred to as a “Claim” in this Section 11.1) brought against RBM by a third party for infringement of any third party copyright or patent issued as of the Effective Date by the Luminex 100 System and Beads as delivered by LUMINEX or its Affiliates or distributors. LUMINEX shall pay all resulting damages or settlement amounts finally awarded against RBM (including reasonable attorneys’ fees, legal expenses and court costs) to the extent attributable to such Claim. Notwithstanding the provisions of this Section 11.1, LUMINEX will not have any obligation under this Article 11 to the extent a Claim for infringement is based upon (i) indirect or contributory infringement, (ii) a modified Luminex 100 System, Beads or any portion thereof if such infringement would have been avoided by use of the Luminex 100 System, Beads or portion thereof as provided by LUMINEX, (iii) use of the Luminex 100 System, Beads or any portion thereof in applications or for purposes other than for which the same were intended within the Field, (iv) completed products or equipment or any assembly, combination, method or process in which the Luminex

100 System or Beads are used, to the extent the infringement would not have resulted if the Luminex 100 System or Beads were used alone, (v) continuation of allegedly infringing activity after being provided modifications that would have avoided the alleged infringement without materially altering the functionality of the Luminex 100 System or Beads, (vi) the development, design, manufacture, use, handling, storage, importation, sale, distribution or other disposition of Developed Products, and (vii) RBM’s manufacture, use or sale of products or services that use the RBM Generated Intellectual Property. RBM shall (x) promptly notify LUMINEX of each Claim, (y) provide LUMINEX with sole control over the defense and/or settlement thereof, and (z) at LUMINEX’s request and expense, provide full information and reasonable assistance to LUMINEX with respect to such Claims. In addition, in the event that LUMINEX fails to assume the defense of any such Claim, and provided that RBM has fulfilled its obligations under clauses (x), (y) and (z) above, then RBM may give the LUMINEX written notice of such failure and an opportunity to cure such failure within thirty (30) days. In the event that LUMINEX does not assume the defense of such Claim within such cure period, then LUMINEX shall further be obligated to indemnify and hold RBM harmless for RBM’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in the defense or settlement of such Claim; provided, any settlement must be approved by LUMINEX.
     11.2. Alternatives. Without limiting Section 11.1 above, if the Beads or Luminex 100 Systems or any portion thereof are, or in LUMINEX’s reasonable judgment may become, the subject of any Claim of infringement of third party intellectual property rights, or if a court determines that the Beads or Luminex 100 Systems or any portion thereof infringes any third party intellectual property rights, LUMINEX, at its option and expense, may (i) procure for RBM the right under such third party intellectual property rights to use the Beads or Luminex 100 Systems in accordance with the terms and conditions of this Agreement; or (ii) replace the infringing portion of the Luminex 100 Systems or Beads with other suitable noninfringing product having functionality substantially the same as the infringing portion of the Luminex 100 System or Beads so replaced; or (iii) modify the Luminex 100 System or Beads to make the same noninfringing; or (iv) in the event (i), (ii) or (iii) above are not commercially practicable in LUMINEX’s judgment, require that RBM remove the Luminex 100 Systems and/or Beads or any portion thereof from use, in which event LUMINEX may terminate this Agreement by written notice to RBM.
     11.3. RBM Indemnity. Except for warranty claims for which LUMINEX is liable under Article 7 and infringement claims covered by Section 11.1, RBM shall indemnify, defend and/or hold LUMINEX its officers, directors, employees and agents (“Indemnified Parties”) harmless from any cost, loss, damages, liability or expense arising out of a third party claim, complaint, suit, proceeding or cause of action (collectively and individually referred to as a “Claim” in this Section 11.3) arising out of or relating to RBM or its Affiliates’ or Subdistributors’ (a) manufacture, development, design, use, handling, storage, importation, sale, distribution or other disposition of Developed Products or provision of Testing Services; or (b) use of the RBM Generated Intellectual Property. LUMINEX shall (i) promptly notify RBM of each Claim, (ii) provide RBM with sole control over the defense and/or settlement thereof, and (iii) at RBM’s request and expense, provide full information and reasonable assistance to RBM with respect to such Claims. In the event that RBM fails to assume the defense of any such Claim and provided that LUMINEX has fulfilled its obligations under clauses (i), (ii) and (iii)

above, or LUMINEX determines in its reasonable discretion, RBM cannot adequately represent LUMINEX’s interests, then LUMINEX may assume the defense of any such Claim and RBM shall further be obligated to indemnify and hold LUMINEX harmless for LUMINEX’s reasonable costs and expenses (including reasonable attorneys’ fees) incurred in the defense or settlement of such Claim; provided, any settlement must be approved by RBM.
ARTICLE 12
MISCELLANEOUS
     12.1. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE UNITED STATES AND THE STATE OF TEXAS WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES AND EXCLUDING THE 1980 U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.
     12.2. Jurisdiction; Venue. ALL DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE SUBJECT TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE TEXAS STATE COURTS OF TRAVIS COUNTY, TEXAS (OR, IF THERE IS EXCLUSIVE FEDERAL JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS), AND THE PARTIES CONSENT TO THE PERSONAL AND EXCLUSIVE JURISDICTION OF THESE COURTS.
     12.3. Force Majeure. Except with respect to payment obligations, nonperformance of any party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure or delay of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party; provided, however, if a party is so delayed or prevented from performing its obligations under this Agreement for a period of sixty (60) days, the other party shall have the right (but not the obligation) to terminate this Agreement at the end of such sixty (60) day period, without any right of cure on the part of such party.
     12.4. Assignment. Except as set forth in Section 2.2, RBM’s rights and obligations under this Agreement may not be assigned or otherwise transferred to a third party without the prior written consent of LUMINEX, which consent shall not be unreasonably withheld. Subject to Section 2.4, LUMINEX may assign or otherwise transfer its rights and obligations under this Agreement without RBM’s prior consent. Any assignment or any attempted assignment by either party in violation of this Section 12.4 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
     12.5. Notices. Any notice or report required or permitted to be given or made under this Agreement by either party shall be in writing and delivered by certified mail or by confirmed facsimile to the other party at its address indicated below (or to such other address as a party may specify by notice hereunder).

If to LUMINEX:	Luminex Corporation
12212 Technology Boulevard
Austin, Texas 78727
Attention: General Counsel
Fax: (512) 219-6325

If to RBM:	RBM Acquisition, Inc.
4 Niles Road
Austin, Texas 78703
     12.6. Limitation of Liability.
          (a) LUMINEX Limitation of Liability. LUMINEX’s liability arising out of this Agreement (excluding the indemnification provisions hereof relating to third party claims set forth in Section 11.1) and/or the sale of Beads, Luminex 100 Systems or portions thereof shall be limited to the aggregate amounts paid by RBM to LUMINEX for the Beads, Luminex 100 Systems and royalties under this Agreement.
          (b) RBM Limitation of Liability. RBM’s liability arising out of this Agreement (excluding the indemnification provisions hereof relating to third party claims set forth in Section 11.3) shall be limited to the aggregate Net Sales received by RBM for the use, distribution and sale of Luminex 100 Systems, Developed Products, products utilizing the RBM Generated Intellectual Property, and other products contemplated by Section 2.2.
          (c) Exceptions to Limitations of Liability. NOTWITHSTANDING THE FOREGOING, THE LIMITATIONS IN SECTIONS 12.6(a) AND 12.6(b) SHALL NOT APPLY TO A LEGAL ACTION DIRECTLY BETWEEN LUMINEX AND RBM WHICH SEEKS TO RECOVER ANY DAMAGES THAT (I) MAY RESULT FROM THE UNAUTHORIZED DISCLOSURE OF ANY CONFIDENTIAL INFORMATION OR TRADE SECRET, OR (II) MAY RESULT FROM THE INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY OR PROPRIETARY RIGHTS. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, AND EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THE LIMITATIONS IN THIS SECTION 12.6 SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.
          (d) Upon Termination. In the event of termination of this Agreement by either party in accordance with any of the provisions hereof, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of LUMINEX or RBM. Termination shall not, however, relieve either party of obligations incurred prior to the termination.
     12.7. Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with LUMINEX’s established corporate policies regarding foreign business practices, RBM, its Subdistributors and their respective employees and agents shall not directly or indirectly make any offer, payment, or promise to pay; authorize payment; nor offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing any act or decision of an official of any foreign government or the United States Government (including a decision not to act) or inducing such a person to use his or her influence to affect any such governmental act or decision in order to assist LUMINEX in obtaining, retaining or directing any such business.
     12.8. Export Control. RBM understands and acknowledges that LUMINEX is subject to regulation by agencies of the United States, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of LUMINEX to provide the Beads or Luminex 100 System, as well as any other technical information or assistance shall be subject in all respects to such laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation, the U.S. Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. RBM agrees to cooperate with LUMINEX, including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. RBM warrants that it will comply with the U.S. Export Administration Regulations and other laws and regulations governing exports in effect from time to time. RBM further agrees not to provide Developed Products, Beads or Luminex 100 Systems to any organization, public or private, which engages in the research or production of military devices, armaments, or any instruments of warfare, including biological, chemical and nuclear warfare.
     12.9. Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.
     12.10. Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.
     12.11. Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to reflect the intent of the parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected. Notwithstanding the foregoing, if Section 5.1 is held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, the parties agree to negotiate in good faith to reach a mutually acceptable substitute provision; provided, however, LUMINEX may terminate this Agreement by written notice to RBM if the parties are unable to agree upon a mutually acceptable substitute provision.
     12.12. Advice of Counsel. RBM and LUMINEX have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.
     12.13. Compliance with Laws. Each party shall furnish to the other party any information requested or required by that party during the term of this Agreement or any extensions hereof to enable that party to comply with the requirements of any U.S. or foreign state and/or government agency.
     12.14. Further Assurances. At any time or from time to time on and after the date of this Agreement, RBM shall at the request of LUMINEX (i) deliver to LUMINEX such records, data or other documents consistent with the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of transfer or license, and (iii) take or cause to be taken all such actions, as LUMINEX may reasonably deem necessary or desirable in order for LUMINEX to obtain the full benefits of this Agreement and the transactions contemplated hereby.
     12.15. Independent Contractors. The relationship of RBM and LUMINEX established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between RBM and LUMINEX. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.
     12.16. Entire Agreement. The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire agreement between the parties regarding the subject matter hereof and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties concerning such subject matter. The parties agree that the terms and conditions of this Agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party affecting the sale of Beads or Luminex 100 Systems. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.
     12.17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.
(SIGNATURE PAGE AND EXHIBITS FOLLOW)

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

RBM ACQUISITION, INC.		LUMINEX CORPORATION

By:	/s/ Mark Chandler	By:	/s/ Harriss T. Currie

Name:	Mark Chandler	Name:	Harriss T. Currie

Title:	CEO	Title:	CFO

EXHIBIT A
END USER LICENSES
Label/Sticker for Luminex 100 System:
By opening the packaging containing this unit of Luminex 100 instrumentation or using this unit of Luminex 100 instrumentation in any manner, you are consenting and agreeing to be bound by the following terms and conditions and the terms and conditions set forth in the End User License Agreement for the Luminex software included with this unit. You are also agreeing that all such terms and conditions constitute a legally valid and binding contract that is enforceable against you. If you do not agree to all of such terms and conditions, you must promptly return this unit of Luminex 100 instrumentation for a full refund prior to using it in any manner.
No rights or licenses under any of Luminex Corporation’s (“Luminex”) patents are granted by or shall be implied from the sale of this unit of Luminex 100 instrumentation or license of Luminex software to you, the purchaser, and you do not receive any right under Luminex’s patent rights by virtue of your purchase of Luminex 100 instrumentation or license of Luminex software. You agree that the Luminex 100 instrumentation and Luminex software are sold only for use with fluorescently labeled microsphere beads authorized by Luminex and you may obtain a royalty-free license under Luminex’s patents, if any, to use this unit of Luminex 100 instrumentation with fluorescently labeled microsphere beads authorized by Luminex by purchasing beads authorized by Luminex and registering this unit of Luminex 100 instrumentation with Luminex in accordance with the instructions accompanying the Luminex 100 instrumentation.
Label License/Sticker for Developed Products:
By opening the packaging containing this Developed Product (which contains fluorescently labeled microsphere beads authorized by Luminex Corporation) or using this Developed Product in any manner, you are consenting and agreeing to be bound by the following terms and conditions. You are also agreeing that the following terms and conditions constitute a legally valid and binding contract that is enforceable against you. If you do not agree to all of the terms and conditions set forth below, you must promptly return this Developed Product for a full refund prior to using it in any manner.
You, the customer, acquire the right under Luminex Corporation’s patent rights, if any, to use this Developed Product or any portion of this Developed Product, including without limitation the microsphere beads contained herein, only with Luminex Corporation’s laser based fluorescent analytical test instrumentation marketed under the name Luminex 100.
License Agreement for Luminex 100 System Software:
By opening the packaging containing a unit of Luminex 100 instrumentation or using such unit in any manner, you are consenting and agreeing to be bound by the terms and conditions set forth in the following End-User License Agreement (EULA). You are also agreeing that the EULA constitutes a legally valid and binding contract that is enforceable against you. If you do not agree to all of the terms and conditions in the EULA, you must promptly return the related unit of Luminex 100 instrumentation for a full refund prior to using it in any manner.
End-User License Agreement (EULA) for Luminex 100™ Operating System
This Luminex End-User License Agreement (“EULA”) is a legal agreement between you (either an individual or a single entity, also referred herein as “you”) the end-user and Luminex Corporation (“Luminex”) regarding the use of the Luminex software product identified above, which includes computer software and online or electronic documentation and may include associated media and printed materials (if any) (“SOFTWARE PRODUCT” or “SOFTWARE”).

The SOFTWARE PRODUCT is protected by copyright laws and international copyright treaties, as well as other intellectual property laws and treaties. The SOFTWARE PRODUCT is licensed, not sold.
1.	GRANT OF LICENSE. Subject to the terms and conditions of this EULA, Luminex hereby grants to you a nonexclusive, nontransferable, nonassignable license (without right to sublicense) under Luminex’s copyrights and trade secrets to use the SOFTWARE PRODUCT on a hardware platform purchased from Luminex pursuant to Luminex’s terms and conditions of sale. You may only make one (1) copy of the SOFTWARE PRODUCT for backup or archival purposes only. Although no rights or licenses under any of Luminex’s patents are granted by or shall be implied from the license of the SOFTWARE or the sale of Luminex 100 instrumentation to you, you may obtain a license under Luminex’s patents, if any, to use the Luminex 100 instrumentation with fluorescently labeled microsphere beads authorized by Luminex by purchasing such beads from Luminex or an authorized Luminex reseller.

2.	RESTRICTIONS.
•	You must maintain all proprietary notices on all copies of the SOFTWARE PRODUCT.

•	You may not distribute copies of the SOFTWARE PRODUCT to third parties.

•	You may not reverse-engineer, decompile, disassemble, or otherwise attempt to derive source code from the SOFTWARE PRODUCT.

•	You may not copy (other than one backup or archival copy), distribute, sublicense, rent, lease, transfer or grant any rights in or to all or any portion of the SOFTWARE PRODUCT.

•	You must comply with all applicable laws regarding the use of the SOFTWARE PRODUCT.

•	You may not modify or prepare derivative works of the SOFTWARE PRODUCT.

•	You may not use the SOFTWARE PRODUCT to process data for third parties or otherwise in a computer-based service business or publicly display visual output of the SOFTWARE PRODUCT.

•	You may not transmit the SOFTWARE PRODUCT over a network, by telephone, or electronically by any means.
3.	TERM AND TERMINATION. Your rights under this EULA are effective until termination. You may terminate this EULA at any time by destroying the SOFTWARE PRODUCT, including all computer programs and documentation, and erasing any copies residing on your computer equipment. Your rights under this EULA automatically terminate without further action on the part of Luminex if you do not comply with any of the terms or conditions of this EULA. Upon any termination of this EULA, you agree to destroy the SOFTWARE PRODUCT and erase any copies residing on your computer equipment.

4.	RIGHTS IN SOFTWARE. All rights and title in and to the SOFTWARE PRODUCT and any copies thereof are owned by Luminex or its suppliers. This EULA is not a sale and does not transfer to you any title or ownership interest in or to the SOFTWARE or any patent, copyright, trade secret, trade name, trademark or other intellectual property right therein. You shall not remove, alter, or obscure any proprietary notices contained on or within the SOFTWARE and shall reproduce such notices on any back-up copy of the SOFTWARE. All title and intellectual property rights in and to the content which may be accessed through use of the SOFTWARE PRODUCT is the property of the respective content owner and may be protected by applicable copyright or other intellectual property laws and treaties. This EULA grants you no rights to use such content.

5.	EXPORT RESTRICTIONS. You agree that you will not export or re-export the SOFTWARE PRODUCT to any country, person, entity, or end-user subject to U.S.A. export restrictions. You hereby represent and warrant to Luminex that no state or federal agency has suspended, revoked, or denied your export privileges.

6.	NO WARRANTY. THE SOFTWARE PRODUCT IS LICENSED “AS IS.” ANY USE OF THE SOFTWARE PRODUCT IS AT YOUR OWN RISK. THE SOFTWARE PRODUCT IS PROVIDED FOR USE ONLY WITH LUMINEX PRODUCTS. Luminex warrants for a period of ninety (90) days from the date of shipment that, under normal use, the media on which the SOFTWARE PRODUCT was delivered will be free of defects in material and workmanship.

You bear the entire risk as to damage and the quality and performance of the SOFTWARE PRODUCT. You assume risk to any hardware, software, data or any other item as a result of the copying or use of the SOFTWARE PRODUCT, including but not limited to the costs of any repairs or replacement of any item or any services. You assume responsibility for the selection of the SOFTWARE PRODUCT to achieve your intended results, and for the installation, use and results obtained from the SOFTWARE PRODUCT.

TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, LUMINEX MAKES NO OTHER WARRANTIES OF ANY KIND, AND NO WARRANTY IS GIVEN THAT THE SOFTWARE PRODUCT IS ERROR-FREE OR THAT ITS USE WILL BE UNINTERRUPTED OR THAT IT WILL WORK IN CONNECTION WITH ANY OTHER SOFTWARE. ALL WARRANTIES, CONDITIONS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS (INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OR OF ERROR-FREE AND UNINTERRUPTED USE OR ANY WARRANTY AGAINST INFRINGEMENT) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED, EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS EULA.

No Luminex distributor, dealer, agent, or employee is authorized to make any modifications, extensions or additions to these warranty provisions or to this EULA.

If Texas law is held not to apply to this EULA for any reason, then in jurisdictions where warranties, guarantees, representations, and/or conditions of any type may not be disclaimed, any such warranty, guaranty, representation and/or condition is hereby limited to the period of either (a) thirty (30) days from the date of shipment or (b) the shortest period allowed by law in the applicable jurisdiction if a thirty (30) day limitation would be unenforceable. In addition, all provisions this EULA shall be enforced in part, if only certain parts of it are enforceable.

All warranties are void if a failure of a warranted item results, directly or indirectly, from an unauthorized modification to a warranted item, an unauthorized attempt to repair a warranted item, or misuse of a warranted item, including, without limitation, use of a warranted item under abnormal operating conditions, reverse engineering, or subjecting a warranted item to unreasonably harsh conditions of any kind.

Luminex’s sole liability for any breach of any warranty shall be, in Luminex’s sole discretion: (i) to replace your defective media or (ii) to refund the license fee that you paid for the SOFTWARE PRODUCT. To be entitled to this remedy, however, you must provide to Luminex a copy of this EULA, your proof of purchase, and the defective media.

7.	LIMITATION OF LIABILITY. IN NO EVENT SHALL LUMINEX OR ITS SUPPLIERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF THE USE OF OR INABILITY TO USE THE SOFTWARE PRODUCT, EVEN IF LUMINEX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.	MISCELLANEOUS. THIS EULA IS GOVERNED BY THE LAWS OF THE STATE OF TEXAS, U.S.A., WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. You shall not assign or sublicense or otherwise transfer the rights or license granted hereunder, by agreement or by operation of law, without the prior written consent of Luminex, and all assignments in violation of this prohibition shall be null and void. This EULA is the complete and exclusive agreement of Luminex and you and supersedes all other communications, oral or written, relating to the subject matter hereof. No change to this EULA shall be valid unless in writing and signed by the party against whom enforcement is sought. The waiver or failure of Luminex or you to exercise in any respect any right or rights provided for herein shall not be deemed a waiver of any further right hereunder. If any provision of this EULA is held unenforceable, the remainder of this EULA will continue in full force and effect.

Terms and Conditions to be Included for Sale of Beads:
By opening the packaging containing fluorescently labeled microsphere beads authorized by Luminex Corporation or using such beads in any manner, you are consenting and agreeing to be bound by the following terms and conditions. You are also agreeing that the following terms and conditions constitute a legally valid and binding contract that is enforceable against you. If you do not agree to all of the terms and conditions set forth below, you must promptly return the beads for a full refund prior to using them in any manner.
1. Acceptance — ALL SALES ARE SUBJECT TO AND EXPRESSLY CONDITIONED UPON THE TERMS AND CONDITIONS CONTAINED HEREIN, AND UPON BUYER’S ASSENT THERETO. NO VARIATION OF THESE TERMS AND CONDITIONS SHALL BE BINDING UPON LUMINEX CORPORATION (“LUMINEX”) UNLESS AGREED TO IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF LUMINEX. Buyer, by accepting the fluorescently-dyed microsphere beads (“Beads”) shall be deemed to have assented to the terms and conditions set forth herein, notwithstanding any terms contained in any prior or later communications from Buyer and whether or not Seller shall specifically or expressly object to any such terms.
2. Warranties — Seller warrants that the Beads conform in all material respects to the description of the Beads as provided to Buyer by Seller through Seller’s designated product specifications. THIS WARRANTY IS EXCLUSIVE AND NEITHER SELLER NOR LUMINEX MAKES ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Seller’s warranties made in connection with this sale shall not be effective if Seller has determined, in its sole discretion, that Buyer has misused the Beads in any manner, has failed to used the Beads in accordance with industry standards or practices or has failed to use the Beads in accordance with instructions, if any, furnished by Seller.
     BUYER’S EXCLUSIVE REMEDY WITH RESPECT TO BEADS PROVED TO SELLER’S SATISFACTION TO BE DEFECTIVE OR NONCONFORMING SHALL BE REPLACEMENT OF SUCH PRODUCTS WITHOUT CHARGE OR REFUND OF THE PURCHASE PRICE, IN SELLER’S SOLE DISCRETION, UPON THE RETURN OF SUCH PRODUCTS IN ACCORDANCE WITH SELLER’S INSTRUCTIONS. NEITHER SELLER NOR LUMINEX SHALL IN ANY EVENT BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY KIND RESULTING FROM ANY USE OR FAILURE OF THE BEADS, EVEN IF SELLER OR LUMINEX HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE INCLUDING, WITHOUT LIMITATION, LIABILITY FOR LOSS OF WORK IN PROGRESS, DOWN TIME, LOSS OF REVENUE OR PROFITS, FAILURE TO REALIZE SAVINGS, LOSS OF PRODUCTS OF BUYER OR OTHER USE OR ANY LIABILITY OF BUYER TO A THIRD PARTY ON ACCOUNT OF SUCH LOSS, OR FOR ANY LABOR OR ANY OTHER EXPENSE, DAMAGE OR LOSS OCCASIONED BY SUCH PRODUCT INCLUDING PERSONAL INJURY OR PROPERTY DAMAGE UNLESS SUCH PERSONAL INJURY OR PROPERTY DAMAGE IS CAUSED BY SELLER’S GROSS NEGLIGENCE.
3. Buyer’s Use of Beads — The Beads are solely intended for laboratory research and evaluation purposes only and are not to be used for any commercial applications or purposes. Buyer agrees that no rights or licenses under Luminex’s patents shall be implied from the sale of the Beads, except as expressly provided herein, and Buyer does not receive any right under Luminex’s patent rights hereunder. Buyer acknowledges and agrees that the Beads are sold and licensed only for use with Luminex’s laser based fluorescent analytical test instrumentation. Buyer further acknowledges that the Beads have not received approval from the United States Food and Drug Administration or other federal, state or local regulatory agencies and have not been tested by Seller or Luminex for safety or efficacy in food, drug, medical device, cosmetic, commercial or any other use, unless otherwise stated in Seller’s technical specifications or material data sheets furnished to Buyer. Buyer expressly represents and warrants to Seller that Buyer will properly test and use any Beads in accordance with the practices of a reasonable person who is an expert in the field and in strict compliance with all applicable laws and regulations, now and hereinafter enacted.

     BUYER HEREBY GRANTS TO LUMINEX A NONEXCLUSIVE, WORLDWIDE, UNRESTRICTED, ROYALTY-FREE, FULLY PAID-UP LICENSE, WITH THE RIGHT TO GRANT AND AUTHORIZE SUBLICENSES, UNDER ANY AND ALL PATENT RIGHTS IN INVENTIONS COMPRISING MODIFICATIONS, EXTENSIONS, OR ENHANCEMENTS MADE BY BUYER TO THE BEADS OR TO THE MANUFACTURE OR USE OF THE BEADS (“IMPROVEMENT PATENTS”), TO MAKE, HAVE MADE, USE, IMPORT, OFFER FOR SALE OR SELL ANY AND ALL BEADS; EXPLOIT ANY AND ALL METHODS OR PROCESSES; AND OTHERWISE EXPLOIT IMPROVEMENT PATENTS FOR ALL PURPOSES. NOTWITHSTANDING THE FOREGOING, “IMPROVEMENT PATENTS” SPECIFICALLY EXCLUDES PATENT CLAIMS CONCEIVED AND REDUCED TO PRACTICE BY BUYER CONSISTING OF METHODS OF SAMPLE PREPARATION, METHODS OF CONJUGATING BEADS TO ANALYTES, THE COMPOSITION OF MATTER OF THE SPECIFIC CHEMISTRIES OF THE ASSAYS DEVELOPED BY BUYER AND METHODS OF PERFORMING THE ASSAYS (I.E., THE PROTOCOL FOR THE ASSAY).
     Buyer has the responsibility and hereby expressly assumes the risk to verify the hazards and to conduct any further research necessary to learn the hazards involved in using the Beads. Buyer also has the duty to warn Buyer’s customers, employees, agents, assigns, officers, successors and any auxiliary or third party personnel (such as freight handlers, etc.) of any and all risks involved in using or handling the Beads. Buyer agrees to comply with instructions, if any, furnished by Seller or Luminex relating to the use of the Beads and not misuse the Beads in any manner. Buyer shall not reverse engineer, decompile, disassemble or modify the Beads. Buyer acknowledges that Luminex retains ownership of all patents, trademarks, trade secrets and other proprietary rights relating to or residing in the Beads.
4. Buyer’s Representations, Release and Indemnity - Buyer represents and warrants that it shall use the Beads in accordance with Paragraph 2, “Buyer’s Use of Beads,” and that any such use of Beads will not violate any law, regulation, judicial order or injunction. Buyer agrees to release, discharge, disclaim and renounce any and all claims, demands, actions, causes of action and/or suits in law or equity, now existing or hereafter arising, whether known or unknown, against Seller and Luminex, and their respective officers, directors, employees, agents, successors and assigns (collectively the “Released Parties”), with respect to the use of the Beads. Buyer agrees to indemnify and hold harmless the Released Parties from and against any suits, losses, claims, demands, liabilities, costs and expenses (including attorney, accounting, expert witness, and consulting fees) that any of the Released Parties may sustain or incur as a result of any claim against such Released Party based upon negligence, breach of warranty, strict liability in tort, contract or any other theory of law or equity arising out of, directly or indirectly, the use of the Beads or by reason of Buyer’s failure to perform its obligations contained herein. Buyer shall fully cooperate with the Released Parties in the investigation and determination of the cause of any accident involving the Beads which results in personal injury or property damage and shall make available to the Released Parties all statements, reports, recordings and tests made by Buyer or made available to Buyer by others.
5. Patent Disclaimer — Neither Seller nor Luminex warrants that the use or sale of the Bead will not infringe the claims of any United States or other patents covering the product itself or the use thereof in combination with other products or in the operation of any process.

EXHIBIT G
AVAILABLE FIELDS
DIAGNOSTIC FIELDS*
The Field of Allergy Testing
The Field of Allergy Testing means the detection of allergens (known substances which cause allergic reactions), antibodies thereto (all classes) and markers associated with the allergic process.
Examples of analytes in this Field are: total and allergen specific immunoglobulin (IgE) and other immunoglobulin (IgG, IgA) mites, foods, ragweed, pollen and other substances, e.g., histamine, directly related to the allergic response.
The Field of Autoimmune Disease Testing
The Field of Autoimmune Disease Testing means the detection and measurement of antigens (soluble or cellular) and serum antibodies thereto which are related to auto immune diseases such as lupus erythematosus, rheumatoid arthritis, Sjogrens disease. Scleroderma, Diabetes, and various neurological disorders, etc.
Examples of analytes in this Field are: anti-nuclear antibodies, anti-DNA antibodies, smooth muscle antibody, anti-cardiolipin antibodies, anti-mitochondrial antibodies, anti-neutrophil Cytoplasmic Antibodies (ANCA), rheumatoid factor, anti-myelin
The Field of Bacteriological Immunoassays
The Field of Bacteriological Immunoassays means the detection of bacteria, toxins related thereto and antibodies thereof.
Examples of analytes in this Field are: salmonella, campylobacter, H. Pylori, staphylococcus, streptococcus, tuberculosis, E. coli and related toxins, syphilis, gonorrhea
The Field of Bacteriological Nucleic Acid Assays
The Field of Bacteriological Nucleic Acid Assays means the detection of bacteria by measurement of specific nucleic acids.
Examples of analytes in this Field are: salmonella, campylobacter, H. Pylori, staphylococcus, streptococcus, tuberculosis, E. coli and related toxins, syphilis, gonorrhea

*	The Diagnostic Fields specifically exclude (i) applications for use on or with point of care devices using LUMINEX technologies, (ii) applications for neo-natal screening, (iii) applications for Alzheimer’s and Alzheimer’s related disease, and (iv) applications for blood banking and transfusion medicine

The Field of Cancer Marker Immunoassay Testing
The Field of Cancer Marker Immunoassay Testing means those markers, antibodies thereto which are diagnostic for and/or used to detect and monitor cancers of all types, solid and lymphatic
Examples of analytes in this Field are: PSA, CEA, PAP, AFP, CA 19-9, CA 15-3, CA 125, calcitonin
The Field of Cancer Marker Nucleic Acid Testing
The Field of Cancer Marker Nucleic Acid Testing means those markers, antibodies thereto which are diagnostic for and/or used to detect and monitor cancers of all types, solid and lymphatic
Examples of analytes in this Field are: BRAC1, BRAC2, P53, K-RAS
The Field of Cardiac Event Marker Testing
The Field of Cardiac Event Marker Testing means the detection of markers associated with a heart attack, stable and unstable angina, congestive heart disease, ventricular dysfunction and related cardiac conditions
Examples of analytes in this Field are: CKMB, Troponin I, Troponin T, myoglobin
The Field of Coronary Artery Disease Marker Testing
The Field of Coronary Artery Disease Marker Testing means the detection of markers which are indications of coronary artery disease including hypertension and risk of cardiac events
Examples of analytes in this Field are: fibrinogen, homocystine, apolipoproteins, lipoproteins including genetic markers of the diseases, aldosterone, renin, catecholamine, ferrtin, B12/Folate
The Field of Cytokine/Chemokine Immunoassay Testing
The Field of Cytokine/Chemokine Immunoassay Testing means the detection of intercellular messengers, their receptors and antibodies thereto, specifically excluding endocrine hormones
Examples of analytes in this Field are: interleukins, growth factors, apoptotic and signal transduction markers
The Field of Cytokine/Chemokine Nucleic Acid Testing
The Field of Cytokine/Chemokine Nucleic Acid Testing means the detection of nucleic acids of intercellular messengers and their receptors
Examples of analytes in this Field are: interleukins, growth factors, apoptotic and signal transduction markers
The Field of Drugs of Abuse
The Field of Drugs of Abuse means the detection or recreational, elicit and other drugs which are abusive by nature or abusive in overdoses

Examples of analytes in this Field are: cocaine, canabinoids, barbiturates, amphetamines and metabolites
The Field of Endocrinology Testing
The Field of Endocrinology Testing means the measurements of hormones secreted by the endocrine system
Examples of analytes in this Field are: T4 (triiodothyronine), T3 uptake, free T4, TSH (thyroid stimulating hormone), HGH (human growth hormone), somatostatin, cortisol, insulin antibody, thyroglobulin, HCG, Estrogen, Estriol, Estradiol, FSH (follicle stimulating hormone), LH (leutinizing hormone), Prolactin, HPL (human placental lactogen), Testosterone, Progesterone
The Field of Hemostasis
The Field of Hemostasis means the measurement of clotting factors, antigens and antibodies related to clot formation, antigens and antibodies related to thrombolysis and other markers directly involved in measuring status of hemostasis
Examples of analytes in this Field are: soluble fibrins, D-dimer, fibrin degradation products, beta-thromboglobulin, factor IIA, factor XIIA, other coagulation factors, protein C
The Field of Hereditary Disease Testing
The Field of hereditary Disease Testing means the detection of nucleic acids and other markers associated with specific hereditary diseases
Examples of analytes in this Field are: Cystic Fibrosis, Tay Sachs
The Field of HLA Testing
The Field of HLA Testing means the detection of HLA (human leucocyte antigen) cellular antigens, serum based antibodies to HLA antigens, soluble HLA antigens, nucleic acids related to such antigens
The Field of Identity Testing
The Field of Identity Testing means the detection of nucleic acid sequences (EXCLUDING HLA) for identity/paternity testing
The Field of Immunoglobulin and Serum Protein Testing
The Field of Immunoglobulin and Serum Protein Testing means the detection and measurement of various immunoglobulin, their classes and sub-classes and serum proteins, excluding proteins associated with other Fields as defined herein
Examples of analytes in this Field are: IgG, IgM, IgA and their sub-classes, complement, alpha 1 antitrypsin, C-Reactive protein, ceruloplasmin, haptoglobin, transferrin

The Field of Mycology/Parasitology Immunoassays
The Field of Mycology/Parasitology Immunoassays means the detection of fungi and parasites, toxins related thereto and antibodies thereof
Examples of analytes in this Field are: aspergillus, candida, markers or antibodies associated with schistosomiasis, giardia lamblia, leishmaniasis. Lyme Disease, Chagas, toxoplasmosis.
The Field of Mycology/Parasitology Nucleic Acid Assays
The Field of Mycology/Parasitology Nucleic Acid Assays means the detection of fungi and parasites by measurement of specific nucleic acids
Examples of analytes in this Field are: aspergillus, candida, nucleic acids associated with schistosomiasis, giardia lamblia, leishmaniasis, Lyme Disease, Chagas, toxoplasmosis
The Field of Nutritional Status Testing
The Field of Nutritional Status Testing means the measurement of analytes associated with and indicative of an individual’s nutritional status
Examples of analytes in this Field are: Vitamin, trace metals, coenzymes.
The Field of Osteoporosis Testing
The Field of Osteoporosis Testing means the detection of markers which solely or partially help determine the existence of an osteoporotic condition and/or stage of the disease including the specific treatment thereof
Examples of analytes in this Field are: osteocalcin, C-telopeptide, N-telopeptide, alkaline phosphatase, acid phosphatase
The Field of Therapeutic Drug Monitoring
The Field of Therapeutic Drug Monitoring means the measurement of drug levels in patients in order to monitor their levels to achieve optimal therapy
Examples of analytes in this Field are: antibiotic aminoglycosides such as amikacin and, vancomycin, drugs to treat respiratory diseases such as, drugs to treat neurological diseases such as Dilantin and Phenobarbital for epilepsy, cyclosporin, drugs to treat cancer such as methotrexate, Taxol, cardiac drugs such as Digoxin, etc
The Field of Virology Immunoassays
The Field of Virology Immunoassays means the detection of viruses, toxins related thereto and antibodies thereof
Examples of analytes in this Field are: HbsAg, Hepatitis C, HIV, rotavirus, respiratory syncytial virus, influenza, herpes, chlamydia, HIV, Herpes, chlamydia, HIV,

The Field of Virology Nucleic Acid Assays
The Field of Virology Nucleic Acid Assays means the detection of viruses by measurement of specific nucleic acids
Examples of analytes in this Field are: HbsAg, Hepatitis C, HIV, rotavirus, respiratory syncytial virus, influenza, herpes, chlamydia, HIV, herpes, chlamydia, HIV,
RESEARCH PRODUCTS FIELD
The Field of Research Nucleic Acid
Nucleic Acid Testing means the detection and/or quantitation of a nucleic acid using a probe or gene sequence whether for detection of mRNA expression, gene sequencing, gene synthesis, display (differential or not) or other purpose solely for Research Use

EXHIBIT H
ELECTED FIELDS
The Field of Research Immunoassays and Assays of Enzymes
Research Immunoassays means the detection and/or quantitation of a substance and or organism/toxin using an antibody whether in a direct or competitive assay or an antigen to detect an antibody solely for Research Use. Assays of Enzymes means the detection of enzymes as opposed to the use of enzymes as part of another analytical method, e.g., ELISA solely for Research Use. For avoidance of doubt, this field shall encompass the entire Research Products Field other than Research Nucleic Acids

H-1

EXHIBIT H
ELECTED FIELDS
The Field of Research Immunoassays and Assays of Enzymes
Research Immunoassays means the detection and/or quantitation of a substance and or organism/toxin using an antibody whether in a direct or competitive assay or an antigen to detect an antibody solely for Research Use. Assays of Enzymes means the detection of enzymes as opposed to the use of enzymes as part of another analytical method, e.g., ELISA solely for Research Use. For avoidance of doubt, this field shall encompass the entire Research Products Field other than Research Nucleic Acids.

H-1